Exhibit 99.1

Cadence Pharmaceuticals Reports Fourth Quarter and Full Year 2010 Financial Results

—OFIRMEV™ Now on 203 Hospital Formularies—

SAN DIEGO, CA – March 3, 2011 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary products principally for use in the hospital setting, today reported financial results for the fourth quarter and year ended December 31, 2010.

During the fourth quarter of 2010, Cadence received marketing approval for OFIRMEV™ (acetaminophen) injection from the U.S. Food and Drug Administration (FDA). OFIRMEV is indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics, and the reduction of fever in adults and children two years of age and older. Cadence announced the national launch of OFIRMEV on January 18, 2011.

Recent highlights for the company include:

•	Approval of the Company’s New Drug Application (NDA) for OFIRMEV on November 2, 2010

•	Sale of 12.5 million shares of common stock in the fourth quarter of 2010, raising net proceeds of $93.6 million

•	Hiring of 147 hospital sales specialists and 13 field-based medical science liaisons

•	Announcement of the commercial launch of OFIRMEV on January 18, 2011

•	203 hospital formulary approvals as of March 2, 2011, representing an estimated 10% of the targeted market opportunity for OFIRMEV

Financial Results

For the three months ended December 31, 2010, Cadence reported a net loss of $18.8 million, or $0.33 per share, compared to a net loss of $15.3 million, or $0.30 per share, for the comparable period in 2009. For the year ended December 31, 2010, Cadence reported a net loss of $56.6 million, or $1.09 per share, compared to a net loss of $45.5 million, or $0.93 per share, for the comparable period in 2009.

Operating expenses for the three months ended December 31, 2010, increased $3.1 million to $18.2 million, from $15.1 million reported for the same period in 2009. This increase was primarily due to the company’s commercial launch preparations in the fourth quarter of 2010, including the hiring of hospital sales specialists and medical science liaisons. Partially offsetting this increase was a reduction in Cadence’s pre-commercial manufacturing expenses incurred in the fourth quarter of 2010 as compared to the comparable period in 2009.

Operating expenses for the year ended December 31, 2010, increased $10.4 million to $54.9 million, from $44.5 million reported for 2009. This increase was primarily due to a significant increase in Cadence’s sales and marketing expenses as a result of preparations for the commercial launch of OFIRMEV, including developing a commercial infrastructure and the addition of headcount to support the launch. Partially offsetting these increases was a decrease in Cadence’s research and development expenses, primarily due to the discontinuation of Cadence’s omiganan pentahydrochloride development program in March 2009 and the completion of its clinical development program for OFIRMEV in May 2009.

As of December 31, 2010, Cadence held cash, cash equivalents and short-term investments of $134.1 million. Included in the balance at December 31, 2010, were the proceeds from Cadence’s fourth quarter public offering, in which 12.5 million shares of common stock were sold, raising net proceeds of $93.6 million.

Commenting on the 2010 financial results and recent events, Ted Schroeder, President and CEO of Cadence, stated, “I’m extremely proud of how quickly our team mobilized to launch OFIRMEV and I’m excited by the speed at which hospitals are adding OFIRMEV to their formularies. We believe that this strong early recognition of the role that OFIRMEV may play in addressing the longstanding unmet need to provide improved pain management to hospitalized patients bodes well for broad utilization in U.S. hospitals. We also believe that this promising start, along with the proceeds from last year’s public offering, have positioned us for a successful 2011.”

Guidance

Cadence currently estimates that OFIRMEV will be on formulary at approximately 800 to 1,000 hospitals by December 31, 2011. Cadence believes that this penetration would represent approximately half of the total U.S. IV analgesic market opportunity for OFIRMEV.

Conference Call and Webcast on March 4, 2011 at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time)

Cadence management will host a conference call on March 4, 2011 at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) and interested investors may participate in the conference call by dialing (877) 303-9145 (domestic) or (760) 536-5203 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About OFIRMEV™ (Acetaminophen) Injection

OFIRMEV (acetaminophen) injection, Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen, is indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics and reduction of fever. The FDA approval of OFIRMEV was based on data from clinical trials in which a total of 1,020 adult and 355 pediatric patients received IV acetaminophen. These trials included two studies evaluating the safety and effectiveness of OFIRMEV in the treatment of pain, and one study evaluating OFIRMEV in the treatment of fever.

Important Safety Information

Do not exceed the maximum recommended daily dose of acetaminophen. Administration of acetaminophen by any route in doses higher than recommended may result in hepatic injury, including the risk of severe hepatotoxicity and death. OFIRMEV is contraindicated in patients with severe hepatic impairment, severe active liver disease or with known hypersensitivity to acetaminophen or to any of the excipients in the formulation. Acetaminophen should be used with caution in patients with the following conditions: hepatic impairment or active hepatic disease, alcoholism, chronic malnutrition, severe hypovolemia, or severe renal impairment. OFIRMEV should be administered only as a 15 minute intravenous infusion. Discontinue OFIRMEV immediately if symptoms associated with allergy or hypersensitivity occur. Do not use in patients with acetaminophen allergy. The most common adverse reactions in patients treated with OFIRMEV were nausea, vomiting, headache, and insomnia in adult patients and nausea, vomiting, constipation, pruritus, agitation, and atelectasis in pediatric patients. The antipyretic effects of OFIRMEV may mask fever in patients treated for post-surgical pain.

For more information, please see the complete OFIRMEV Prescribing Information, available at www.OFIRMEV.com or www.cadencepharm.com.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. For more information about Cadence, please visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release and Cadence’s conference call that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, without limitation, statements regarding: the anticipated U.S. market opportunity for IV acetaminophen, our ability to achieve formulary and market acceptance for OFIRMEV, our strategy for building a long-term hospital pain franchise, the sufficiency of our capital resources to fund our operations, and our financial estimates or projections. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Our actual future results may differ materially from our current expectations due to the risks and uncertainties inherent in our business. These risks include our dependence on the successful commercialization of OFIRMEV; the risk that delays in achieving formulary acceptance for OFIRMEV at a substantial number of targeted accounts would enable competitors to further entrench their products and decrease the market potential for OFIRMEV; our ability to ensure an adequate and continued supply of OFIRMEV to meet anticipated market demand; the fact that OFIRMEV remains subject to substantial ongoing regulatory requirements; our ability to successfully enforce our intellectual property rights and defend our patents; the potential that we may be required to file a lawsuit to defend our patent rights or regulatory exclusivities from challenges by companies seeking to market generic versions of intravenous acetaminophen; the risk that we may not be able to raise sufficient capital when needed; and other risks detailed under “Risk Factors” and elsewhere in our periodic reports and our other filings made with the Securities and Exchange Commission from time to time. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Cadence® and OFIRMEV™ are trademarks of Cadence Pharmaceuticals, Inc.

# # #

Contact:	William R. LaRue	Kelli Kampanis
	SVP & Chief Financial Officer	Media & Investor Relations
	Cadence Pharmaceuticals, Inc.	WCG
	Phone: 858-436-1400	Phone:310-625-3248

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Operating expenses:
Research and development	$3,192	$4,780	$13,757	$19,464
Sales and marketing	11,597	6,939	26,455	11,729
General and administrative	3,366	3,342	12,892	12,891
Other	31	—	1,813	413

Total operating expenses	18,186	15,061	54,917	44,497

Loss from operations	(18,186)	(15,061)	(54,917)	(44,497)

Other expense, net	(607)	(251)	(1,726)	(994)

Net loss	$(18,793)	$(15,312)	$(56,643)	$(45,491)

Basic and diluted net lossper share(1)	$(0.33)	$(0.30)	$(1.09)	$(0.93)

Shares used to compute basic and diluted net loss per share(1)	56,531	50,430	52,042	48,754

(1)

As a result of the issuance of 12,500 shares of common stock pursuant to a public public offering in the fourth quarter of 2010 and the issuance of 12,040 shares pursuant ot a private placement in the first quarter of 2009, there is a lack of comparability in the per share amounts between the three and twelve month periods presented.

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$134,141	$82,006
Restricted cash	150	1,498
Inventory	485	—
Prepaid expenses and other current assets	1,268	549

Total current assets	136,044	84,053

Property and equipment, net	8,986	8,300
Intangible assets	15,000	—
Restricted cash	190	190
Other assets	3,566	20

Total assets	$163,786	$92,563

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,416	$2,657
Accrued liabilities	7,286	7,761
Current debt, less discount	4,023	6,442

Total current liabilities	14,725	16,860

Other liabilities	447	640
Long-term debt, less discount	24,654	—
Total stockholders’ equity	123,960	75,063

Total liabilities and stockholders’ equity	$163,786	$92,563